Exhibit 99.1
Press Release
National Mentor Holdings, Inc. Announces Results for the Fourth
Quarter and Fiscal Year Ended September 30, 2010
BOSTON, Massachusetts, December 13, 2010— National Mentor Holdings, Inc. (the “Company”) today announced its financial results for the fourth quarter and fiscal year ended September 30, 2010.
Fourth Quarter Results
Revenue for the quarter ended September 30, 2010 was $261.0 million, an increase of $12.5 million, or 5.0%, over revenue for the quarter ended September 30, 2009. Revenue increased $11.4 million related to acquisitions that closed during the period from July 1, 2009 to September 30, 2010 and $1.7 million related to organic growth, including growth related to new programs. Organic growth increased despite the negative impact of rate reductions in several states, including Indiana and North Carolina, and the imposition of service limitations by the state of Indiana. Revenue growth was also partially offset by a reduction in revenue of $0.6 million from businesses we divested during the period from July 1, 2009 to September 30, 2010.
Income from operations for the quarter ended September 30, 2010 was $9.4 million, a decrease of $0.1 million as compared to income from operations for the quarter ended September 30, 2009. The operating margin was 3.6% for the quarter ended September 30, 2010, a decrease from 3.8% for the quarter ended September 30, 2009.
Net loss for the quarter ended September 30, 2010 was $1.5 million compared to net loss of $1.4 million for the quarter ended September 30, 2009.
Adjusted EBITDA(1) for the quarter ended September 30, 2010 was $28.7 million, an increase of $3.3 million, or 13.2%, as compared to Adjusted EBITDA for the quarter ended September 30, 2009. The increase in Adjusted EBITDA was the result of the increase in revenue noted above, as well as our on-going cost containment efforts. In addition, Adjusted EBITDA was positively impacted by a decrease in workers’ compensation costs in the quarter. Partially offsetting this increase, Adjusted EBITDA was negatively impacted by rate reductions in several states, including Indiana and North Carolina, and the imposition of service limitations by the state of Indiana. Adjusted EBITDA was also negatively impacted by an increased investment in growth initiatives.

(1)	Adjusted EBITDA is a non-GAAP financial performance measure used by management, which is net income (loss) before interest expense and interest income, income taxes, depreciation and amortization, and certain non-operating expenses. A reconciliation of Adjusted EBITDA to net loss is provided on page 5.

Fiscal Year Results
Revenue for the fiscal year ended September 30, 2010 (“fiscal 2010”) was $1,022.0 million, an increase of $51.8 million, or 5.3%, over revenue for the fiscal year ended September 30, 2009 (“fiscal 2009”). Revenue increased $48.0 million related to acquisitions that closed during fiscal 2009 and fiscal 2010 and $10.9 million related to organic growth, including growth related to new programs. Organic growth increased despite rate reductions in several states, including Minnesota, Arizona and North Carolina, and the imposition of service limitations by the state of Indiana. Revenue growth was also partially offset by a reduction in revenue of $7.1 million from businesses we divested during fiscal 2009 and fiscal 2010.
Income from operations for fiscal 2010 was $43.6 million, a decrease of $0.3 million as compared to income from operations for fiscal 2009. The operating margin was 4.3% for fiscal 2010, a decrease from 4.5% for fiscal 2009.
Net loss for fiscal 2010 was $6.9 million compared to net loss of $5.5 million for fiscal 2009.
Adjusted EBITDA(1) for fiscal 2010 was $108.9 million, an increase of $5.4 million, or 5.2%, as compared to Adjusted EBITDA for fiscal 2009. The increase in Adjusted EBITDA was the result of the increase in revenue noted above, as well as our on-going cost containment efforts. Partially offsetting this increase, Adjusted EBITDA was negatively impacted by rate reductions in several states, including Minnesota, Arizona and North Carolina, and the imposition of service limitations by the state of Indiana. Adjusted EBITDA was also negatively impacted by an increased investment in growth initiatives.

The reported results are available on the Company’s investor relations web site at www.tmnfinancials.com. The user name “mentor” and the password “results” are required in order to access this site. In addition, National Mentor Holdings, Inc. will hold a conference call Friday, December 17, 2010 at 11:00 a.m. EST to discuss its financial results. The call will be broadcast live on the web at www.tmnfinancials.com and at www.fulldisclosure.com. A rebroadcast of the call will be available on both web sites until 5:00 p.m. EST on Friday, December 24, 2010. Those wishing to participate in the December 17 conference call by telephone are required to email their name and affiliation to dwight.robson@thementornetwork.com for dial-in information.
National Mentor Holdings, Inc., which markets its services under the name The MENTOR Network, is a leading provider of home and community-based health and human services to adults and children with intellectual and/or developmental disabilities, acquired brain injury and other catastrophic injuries and illnesses; and to youth with emotional, behavioral and/or medically complex challenges. The MENTOR Network’s customized service plans offer its clients, as well as the payors for these services, an attractive, cost-effective alternative to health and human services provided in large, institutional settings. The MENTOR Network provides services to clients in 36 states.

* * * * * * * * * * *
From time to time, the Company may make forward-looking statements in its public disclosures. The forward-looking statements are based on estimates and assumptions made by management of the Company and are believed to be reasonable, although they are inherently uncertain and difficult to predict. The forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from any such forward-looking statements, including the risks and uncertainties disclosed as Forward-Looking Statements and Risk Factors included in the Company’s filings with the Securities and Exchange Commission.
This press release includes presentations of Adjusted EBITDA because it is the primary measure used by management to assess financial performance. Adjusted EBITDA represents net income (loss) before interest expense and interest income, income taxes, depreciation and amortization, and certain non-operating expenses. Reconciliations of net income (loss) to Adjusted EBITDA are presented within the tables below. Adjusted EBITDA does not represent and should not be considered an alternative to net income or cash flows from operations, as determined by accounting principles generally accepted in the United States, or GAAP. While Adjusted EBITDA is frequently used as a measure of financial performance and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.

Selected Financial Highlights
($ in thousands)
(unaudited)

	Three Months Ended		Fiscal Year Ended
	September 30		September 30
	2010	2009	2010	2009

Statements of Operations Data:

Net revenue	$260,951	$248,488	$1,022,036	$970,218
Cost of revenue (exclusive of depreciation expense shown separately below)	198,558	191,101	779,977	736,651
General and administrative expenses	38,398	33,477	140,815	132,843
Depreciation and amortization	14,571	14,453	57,633	56,800

Income from operations	9,424	9,457	43,611	43,924
Management fee of related party (1)	(366)	(391)	(1,208)	(1,146)
Other income (expense), net	6	390	(341)	(503)
Interest income	7	21	42	193
Interest income from related party	496	480	1,921	1,202
Interest expense	(11,696)	(12,290)	(46,693)	(48,254)

Loss from continuing operations before income taxes	(2,129)	(2,333)	(2,668)	(4,584)
Benefit for income taxes	(664)	(861)	(601)	(1,414)

Loss from continuing operations	(1,465)	(1,472)	(2,067)	(3,170)
(Loss) income from discontinued operations, net of tax	(7)	27	(4,800)	(2,286)

Net loss	$(1,472)	$(1,445)	($6,867)	($5,456)

Additional financial data:
Program rent expense	$7,509	$6,546	$29,358	$24,977
Adjusted EBITDA (2)	$28,708	$25,360	$108,871	$103,441

Reconciliation of Non-GAAP Financial Measures
($ in thousands)
(unaudited)

	Three Months Ended		Fiscal Year Ended
	September 30		September 30
	2010	2009	2010	2009

Reconciliation from Net loss to Adjusted EBITDA:

Net loss	($1,472)	($1,445)	($6,867)	($5,456)
Loss (income) from discontinued operations, net of tax	7	(27)	4,800	2,286
Benefit for income taxes	(664)	(861)	(601)	(1,414)
Interest income	(7)	(21)	(42)	(193)
Interest income from related party	(496)	(480)	(1,921)	(1,202)
Interest expense	11,696	12,290	46,693	48,254
Depreciation and amortization	14,571	14,453	57,633	56,800
Management fee of related party (1)	366	391	1,208	1,146
Loss on disposal of assets	164	17	563	945
Stock-based compensation (3)	39	74	677	1,306
Claims made insurance liability (4)	1,573	—	1,573	—
Terminated transaction costs (5)	1,428	—	1,428	—
Change in fair value of contingent consideration (8)	352	—	1,424	—
Acquisition Costs (6)	260	—	1,101	—
Predecessor company claims (7)	766	827	947	827
Severance expense	125	142	255	142

Adjusted EBITDA (2)	$28,708	$25,360	$108,871	$103,441

Selected Balance Sheet and Cash Flow Highlights
($ in thousands)
(unaudited)

	As of
	September 30, 2010	September 30, 2009
Balance Sheet Data:
Cash and cash equivalents	$26,448	$23,650
Working capital(9)	34,904	47,836
Total assets	1,015,885	995,610
Total debt (10)	506,182	509,976
Shareholder’s equity	225,133	223,728

	Fiscal Year Ended
	September 30, 2010	September 30, 2009
Other Financial Data :
Cash flows provided by (used in):
Operating activities	$71,568	$58,412
Investing activities	(64,846)	(61,768)
Financing activities	(3,924)	(11,902)

Purchases of property and equipment	20,873	27,398
Cash paid for acquisitions, net of cash received	49,337	33,638

(1)	Represents management fees paid to Vestar Capital Partners V, L.P.

(2)	Adjusted EBITDA represents net income (loss) before interest expense and interest income, income taxes, depreciation and amortization, and certain non-operating expenses.

(3)	Stock-based compensation represents non-cash stock based compensation.

(4)	Represents a one-time charge to establish a reserve reflecting the total probable losses from incurred but not yet reported professional and general liability claims, recognized by the Company in connection with the adoption of ASC 450, Contingencies.

(5)	Represents consulting and legal costs related to a transaction which was not completed.

(6)	Represents transaction costs previously capitalized and now being expensed starting in fiscal 2010 as a result of the adoption of ACS 805, Business Combinations, on October 1, 2009.

(7)	Represents adjustments for expenses related to professional and general liability insurance claims which occurred prior to the Merger on June 29, 2006.

(8)	Represents changes in fair value of contingent earn-out obligations arising from acquisitions.

(9)	Working capital is calculated as current assets minus current liabilities.

(10)	Total debt includes obligations under capital leases.
CONTACT: Dwight Robson at 617-790-4293 or dwight.robson@thementornetwork.com.
-END-